EXHIBIT 23.2

CONSENT OF AMC MINING CONSULTANTS (CANADA) LTD.

We refer to the technical report prepared by AMC Mining Consultants (Canada) Ltd. (AMC) entitled “Juanicipio NI 43-101 Technical Report (Amended and Restated)”, dated January 19, 2018, with an effective date of October 21, 2017 and filed on SEDAR on January 19, 2018 (the “2017 PEA”) that is referenced in MAG Silver Corp.’s Annual Information Form (“AIF”) for the fiscal year ended December 31, 2022, filed as Exhibit 99.1 to this Annual Report on Form 40-F with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

We hereby consent to reference to our firm’s name and to the use of the 2017 PEA in the AIF filed as Exhibit 99.1 to this Annual Report on Form 40-F.

Sincerely,

AMC MINING CONSULTANTS (CANADA) LTD.

By:	/s/ John Morton Shannon
Name:	John Morton Shannon
Title:	General Manager

March 27, 2023